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                                                             Exhibit 12.1


SUNBASE   ASIA   INC

Statement re computation of ratios
----------------------------------

1.   Earnings to fixed charge

             Earnings             =    (146,348)  = (1.25) : 1
          --------------------       ------------
           Fixed charges                117,239


2.   Net profit margin

            Net earnings          =    (146,348)  = (30.7%)
          --------------------       ------------
            Net Sales                   475,310


3.   Return on capital employed

            Net earnings          =    (146.384)  = (49.5%)
          ---------------------      ------------
           Capital employed             295,521


4.   Current ratio

            Current assets        =       1,293,702    = 1.05:1
        ---------------------           -------------
         Current liabilities             (1,231,818)


5.   Fixed asset turnover

               Sales              =          475,310    = 0.85 times
           --------------                  -----------
            Fixed assets                     559,245